Exhibit 10.60

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION AND SALE

OF

One (1) 300,000 TDW CRUDE OIL TANKER

(HULL NO.: 5404)

BY AND BETWEEN

STI GLASGOW SHIPPING COMPANY LIMITED

(as BUYER)

AND

DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD.

(as BUILDER)

Table of Contents

ARTICL I.	DESCRIPTION AND CLASS	1
1.	Description:	1
2.	Dimensions and Characteristics:	1
3.	Classification, Rules and Regulations:	1
4.	Subcontracting of Construction Work:	2
5.	Registration:	2

ARTICL II.	CONTRACT PRICE AND TERMS OF PAYMENT	3
1.	Contract Price:	3
2.	Currency:	3
3.	Terms of Payment:	3
4.	Method of Payment:	4
5.	Corporate Guarantee:	5

ARTICLE III.	ADJUSTMENT OF CONTRACT PRICE	5
1.	Delivery:	5
2.	Speed:	6
3.	Fuel Consumption:	7
4.	Deadweight:	7
5.	Conclusive Pecuniary Compensation:	7
6.	Effect of Termination:	8

ARTICLE IV.	APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION	8
1.	Approval of Plans and Drawings:	8
2.	Appointment of Buyer’s Representative:	8
3.	Inspection:	9
4.	Facilities:	9
5.	Liability of Builder:	10
6.	Responsibility of Buyer:	10

ARTICLE V.	MODIFICATIONS	11
1.	Modification of Specifications:	11
2.	Change in Class, etc.:	11
3.	Substitution of Materials:	12

ARTICLE VI.	TRIALS	12
1.	Notices:	12
2.	Weather Conditions:	13
3.	How Conducted:	13
4.	Method of Acceptance or Rejection:	13
5.	Effect of Acceptance:	14
6.	Disposition of Surplus Consumable Stores:	15

ARTICLE VII.	DELIVERY DATE AND DELIVERY	15
1.	Time and Place:	15
2.	When and How Effected:	15
3.	Documents to be Delivered to Buyer:	15
4.	Tender of Vessel:	17
5.	Title and Risk:	17
6.	Removal of Vessel:	17

ARTICLE VIII.	DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)	17
1.	Causes of Delay:	17
2.	Definition of Permissible Delay:	18
3.	Notice of Delay:	18
4.	Right to Terminate Contract for Excessive Delay:	18

ARTICLE IX.	WARRANTY OF QUALITY	19

1.	Guarantee:	19
2.	Notice of Defects:	19
3.	Extent of Builder’s Responsibility:	19
4.	Remedy of Defects:	20

ARTICLE X.	REMEDIES OF BUYER	21
1.	Notice:	21
2.	Refund by Builder:	21
3.	Discharge of Obligations:	21

ARTICLE XI.	REMEDIES OF BUILDER	22
1.	Definition of Default:	22
2.	Interest and Charges:	22
3.	Effect of Default:	22
4.	Sale of Vessel:	23
5.	Remedies Cumulative:	24

ARTICLE XII.	INSURANCE	24
1.	Extent of Insurance Coverage:	24
2.	Application of Recovered Amount:	24
3.	Redelivery of Buyer’s Supplies:	25
4.	Termination of Builder’s Obligation to Insure:	25

ARTICLE XIII.	DISPUTES AND ARBITRATION	25
1.	Proceedings:	25
2.	Alteration of Delivery of the Vessel:	26
3.	Entry in Court:	26

ARTICLE XIV.	RIGHT OF ASSIGNMENT	26

ARTICLE XV.	TAXES AND DUTIES	27
1.	Taxes and Duties in Korea:	27
2.	Taxes and Duties outside Korea:	27

ARTICLE XVI.	PATENTS, TRADEMARKS, COPYRIGHTS, ETC.	27
1.	Patents, Trademarks and Copyrights:	27
2.	Rights to General Plans, Specifications and Working Drawings:	27

ARTICLE XVII.	COMPLIANCE AND ANTI-BRIBERY	28
1.	Representations of the Parties:	28
2.	Indemnification:	29

ARTICLE XVIII.	BUYER’S SUPPLIES	29
1.	Responsibility of Buyer:	29
2.	Responsibility of Builder:	30
3.	Return of Buyer’s Supplies	30

ARTICLE XIX.	REPRESENTATIVES	30

ARTICLE XX.	NOTICE AND LANGUAGE	31
1.	Notice:	31
2.	Language:	31
3.	Writing:	31

ARTICLE XXI.	EFFECTIVE DATE OF CONTRACT	31

ARTICLE XXII.	INTERPRETATION	32
1.	Laws Applicable:	32
2.	Discrepancies:	32
3.	Entire Agreement:	32
4.	Amendment:	32
5.	Headings:	32
6.	Severability:	32
7.	Exclusion of the Contracts (Rights of Third Parties) Act 1999:	32

EXHIBIT A.	REFUND GUARANTEE	34
EXHIBIT B.	CORPORATE GUARANTEE	36

SHIPBUILDING CONTRACT

BY THIS CONTRACT made the 13th day of December, 2013 by and between STI Glasgow Shipping Company Limited, a corporation organized and existing under the laws of the Marshall Island having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands 96960 (the “Buyer”), and DAEWOO SHIPBUILDING & MARINE ENGINEERING CO., LTD., a corporation organized and existing under the laws of the Republic of Korea, having its principal office at 85, Da-dong, Jung-Gu, Seoul, Korea (the “Builder”).

IT IS AGREED AND DECLARED as follows:

Builder agrees to design, build, launch, equip and complete one (1) 300,000 TDW Crude Oil tanker more fully described in the Specifications (as defined below) (the “Vessel”) at the Builder’s shipyard located at Okpo, Korea (the “Shipyard”) and to sell and deliver the same to Buyer and Buyer hereby agrees to purchase and take delivery of the Vessel from Builder, on the terms and conditions herein set out.

ARTICLE I.                                                                          DESCRIPTION AND CLASS

1.                                      Description:

The Vessel shall have Builder’s Hull No. 5404 and shall be designed, built, equipped, launched and completed in accordance with the provisions of this Contract, and the specifications (Ref. No. TK1313-FS-R0) dated November 28, 2013, the General Arrangement Plan (DWG. No. BPGrSCO-101-001-A) dated November 25, 2013 and the MOM dated December 12, 2013 (together the “Specifications”), signed by the parties for identification and incorporated into this Contract.

2.                                      Dimensions and Characteristics:

Details of the Vessel’s length, breadth, depth, draft, machinery and all other particulars as well as the definitions and methods of measurement and calculation are as shown in the Specifications.

3.                                      Classification, Rules and Regulations:

The Vessel, including her machinery, equipment and outfit, shall be constructed in accordance with Builder’s shipbuilding practice, Builder’s quality standard and the edition and amendments thereto in force at the execution date of this Contract, of the rules and regulations of and under special survey of Lloyd’s Register (LR) (the “Classification Society”), and shall be distinguished in the Classification Society’s register by the symbols of +100A1, “Double Hull Oil Tanker”, ESP, CSR, ShipRight (CM, ACS(B)), +LMC, LI, UMS, IGS, DSPM4, CRANE, COW(LR), *IWS, NAV1, ECO(P, BWM-T, IHM, VECS-L), with the descriptive notes of ShipRight (SCM, SERS), ETA. However, the Classification Society among LR, ABS and DNV shall be discussed between Buyer and Builder in a reasonable manner and finally decided by Buyer within two (2) weeks after the signing of the Contract.

Builder shall arrange with the Classification Society for the assignment by the Classification Society of representative(s) to the Vessel during construction. All costs, fees, charges and arrangements incidental to classification of the Vessel in compliance with the rules, regulations and requirements of this Contract, shall be for the account of Builder. Decisions of the Classification Society as to compliance or non-compliance of the Vessel with the said rules and regulations of the Classification Society shall be final and binding upon the parties.

The Vessel shall also comply with the applicable rules, regulations and requirements of the other regulatory bodies referred to in the Specifications as in force at the execution date of this Contract and/or which are published and ratified as of the date of signing the Contract.

4.                                      Subcontracting of Construction Work:

Builder may at its option and sole responsibility towards Buyer, subcontract whole or any portion of the construction work of the Vessel to any properly qualified and experienced subcontractor. The Builder shall submit in advance of subcontracting list of intended subcontractors for the Buyer’s reference, however, any work that is carried out by workers at Builder’s yard even if the relevant workers are not in employment with Builder and/or Builder’s majority owned and controlled affiliates including but not limited to Daewoo Shandong Co., Ltd. (DSSC), Shinhan Machinery Co., Ltd. (SMC) and/or Daehan Shipbuilding Co., Ltd. (DHSC) which is under the Builder’s consignment management shall not be regarded as subcontracted work and the Builder remains fully liable for the due and complete performance of any work undertaken by the Shipyard and/or carried out by subcontractors.

It is agreed among the parties that the Vessel shall always remain at the Shipyard unless Buyer and Builder agrees otherwise.

Without prejudice to the generality of the foregoing:

(i)                           Builder shall remain fully liable to the Buyer for the due and complete performance of any work (or part of it) undertaken by any subcontractor as if undertaken by Builder;

(ii)                         All sub-contractors howsoever employed or engaged are hereby declared and agreed to be sub-contractors employed or engaged by Builder and Builder agrees that it is and shall remain fully responsible for and liable in respect of any sub-contractors and/or their acts or omissions and, without prejudice to the generality of the foregoing, Builder shall ensure control over supervision and scheduling of the all work done by sub-contractors; and

(iii)                      No sub-contract shall bind or purport to bind Buyer, and each sub-contract shall be the responsibility of Builder.

Buyer may request Builder to replace any subcontractor whose level of workmanship has been demonstrated not to meet the requirements of the Contract and the Specifications which request Builder shall not unreasonably refuse. Engine room, bow and stern blocks shall be fabricated at the Shipyard.

5.                                      Registration:

The Vessel shall be registered by Buyer at its own cost and expense under the laws of the Marshall Islands at the port of Majuro at the time of delivery.

ARTICLE II.                                                                     CONTRACT PRICE AND TERMS OF PAYMENT

1.                                      Contract Price:

The Contract Price of the Vessel is United States Dollars Ninety Four Million Fifty Thousand only (USD94,050,000.-) (the “Contract Price”), net receivable by Builder, which is exclusive of Buyer’s Supplies. The Contract Price shall be subject to upward or downward adjustment, if any, as set out in this Contract. Any such adjustment shall be determined prior to delivery of the Vessel.

2.                                      Currency:

All payments required to be made by either party under this Contract shall be made in United States Dollars.

3.                                      Terms of Payment:

The Contract Price shall be paid by Buyer to Builder in instalments (“Instalment(s)”) as follows: (A “banking day” referred to in this Contract means a day on which commercial banks are open for domestic and foreign exchange business in New York, Seoul, the Netherlands and Monaco.)

(a)                                 First Instalment:

Fifteen percent (15%) of the Contract Price, amounting to United States Dollars Fourteen Million One Hundred Seven Thousand Five Hundred only (USD14,107,500-), shall be paid within five (5) banking days from the date of receipt by Buyer of a notice from Builder confirming that the Refund Guarantee (as defined in Article X.2) for the Vessel has been issued. The confirmation shall be accompanied by a copy of the Refund Guarantee.

(b)                                 Second Instalment:

Ten percent (10%) of the Contract Price, amounting to United States Dollars Nine Million Four Hundred Five Thousand only (USD9,405,000.-), shall be paid on or before one hundred and eighty days after the execution date of this Contract.

(c)                                  Third Instalment:

Ten percent (10%) of the Contract Price, amounting to United States Dollars Nine Million Four Hundred Five Thousand only (USD9,405,000.-), shall be paid within five (5) banking days from the date of receipt by Buyer of a notice from Builder together with a certificate issued by the Classification Society confirming that the steel cutting for the Vessel has commenced, it being understood that in no eventuality shall this installment become due more than twelve (12) months prior to the Delivery Date in Article VII. herein

(d)                                 Fourth Instalment:

Ten percent (10%) of the Contract Price, amounting to United States Dollars Nine Million Four Hundred Five Thousand only (USD9,405,000.-), shall be paid within five (5) banking days from the date of receipt by Buyer of a notice from Builder together with a certificate issued by the Classification Society confirming that keel laying for the first block of the Vessel has been completed, it being understood that in no eventuality shall this instalment become due more than seven (7) months prior to the Delivery Date in Article VII. herein.

(e)                                  Fifth Instalment:

Fifty Five percent (55%) of the Contract Price, amounting to United States Dollars Fifty One Million Seven Hundred Twenty Seven Thousand Five Hundred only (USD51,727,500.-), plus other sums due to Builder under this Contract and any increase or minus any decrease due to adjustments, if any, to the Contract Price shall be paid upon delivery of the Vessel.

4.                                      Method of Payment:

(a)                                 Instalments Payable before Delivery:

At least fourteen (14) days prior to the date of each event provided in Paragraph 3 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first instalment, the Builder shall notify the Buyer by facsimile or e-mail of the date such payment shall become due.

After receipt of a notice from Builder, but in any event on or before the due date of the respective instalment, Buyer shall, at its own cost and expense, remit each of the respective Instalments payable before delivery of the Vessel as provided in Article 11.3 by telegraphic transfer to the account of the Export - Import Bank of Korea, Seoul, Korea (SWIFT BIC EXIKKRSE) (hereinafter called “KEXIM”) Account No. 04-029-695 with Deutsche Bank Trust Company Americas, 60 Wall Street Mail Suite NYC60-0501, New York, N.Y.10004, U.S.A. (SWIFT BIC BKTRUS33) (hereinafter called the “DBTC”) or to the account of a first class Bank (“Builder’s Bank”) in favour of Daewoo Shipbuilding & Marine Engineering Ltd., as indicated by Builder at the same time as the relevant notice is given, under advice by authenticated SWIFT message to HB or Builder’s Bank by the remitting bank.

(b)                                 Instalment Payable on Delivery:

Upon receipt of a notice from Builder, Buyer shall, at its own cost and expense, deposit the Fifth Instalment payable upon delivery of the Vessel (as provided in Article 11.3(e)) by telegraphic transfer to the account of the KEXIM with DBTC or to the account of the (Builder’s Bank, under advice by authenticated SWIFT message to KEXIM or the Builder’s Bank by the remitting bank, at least two (2) banking days prior to the scheduled delivery date of the Vessel, with irrevocable instruction that the said deposit shall be released to Builder against presentation by Builder to KEXIM or Builder’s Bank of a duplicate original copy of the Protocol of Delivery and Acceptance of the Vessel signed by Builder and Buyer.

If the Protocol of Delivery and Acceptance of the Vessel shall not have been signed within ten (10) days of the deposit of the Fifth Instalment it, together with accrued interest (if any), shall be returned to Buyer unless otherwise agreed. However when the newly scheduled delivery date is notified to the Buyer by the Builder, the Buyer shall make the cash deposit in accordance with the same terms and conditions as set out above.

(c)                                  Prompt payment:

No payment due and payable to Builder under this Contract shall be delayed or withheld by Buyer on account of any dispute or disagreement of whatsoever nature arising between the parties hereto or by the reason of reference of the said dispute or disagreement to arbitration provided for in Article XIII and shall not be subject to any set-off or deduction.

Time shall be of the essence of this Contract in respect of payment of any of the Instalments and/or interest thereon.

5.                                      Corporate Guarantee:

Upon execution of this Contract, Buyer shall furnish to Builder an irrevocable and unconditional corporate guarantee (the “Corporate Guarantee”) duly executed and issued by Scorpio Tankers Inc. (the “Corporate Guarantor”), covering and guaranteeing the due performance of Buyer’s obligations under this Contract including, but not limited to, the payment of the Contract Price and taking delivery of the Vessel in accordance with the provisions of this Contract and substantially in the form annexed hereto as Exhibit “B”. The Corporate Guarantor shall on demand furnish to Builder evidence satisfactory to Builder of its power and authority to enter into the Corporate Guarantee and as to the execution thereof by its duly authorised representative. The Corporate Guarantee shall continue in full force and effect until the full performance of all of Buyer’s obligations under this Contract.

ARTICLE III.                                                                ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment as hereinafter set out in the following circumstances. Any reduction of the Contract Price pursuant to this Article is by way of liquidated damages and not by way of penalty:

1,                                      Delivery:

(a)                                 No adjustment shall be made and the Contract Price shall remain unchanged for the first thirty (30) days of delay in delivery of the Vessel beyond the Delivery Date (ending as of twelve o’clock midnight, Korean time of the thirtieth day of delay).

(b)                                 If the delivery of the Vessel, for causes for which Builder is liable, is delayed more than thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the thirty-first (31(St)) day after the Delivery Date, the Contract Price shall be reduced by deducting therefrom as follows:

31st - 210th day US Dollars Thirty Thousand only USD 30,000 per day

However, the total reduction in the Contract Price shall not exceed the amount due to cover a delay of one hundred eighty (180) days counting from midnight of the thirtieth (30th) day after the Delivery Date at the above specified rate of reduction.

(c)                                  If such delay in delivery of the Vessel continues, due to Builder’s default, for a period of one hundred eighty (180) days or more from the thirty-first (31st) day after the Delivery Date, in such event, and after such period has expired, Buyer may, at its option, terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars Five Million Four Hundred Thousand only (USD5,400,000.-).

Builder may, at any time after the expiration of the aforementioned two hundred and ten (210) days of delay in delivery, if Buyer has not served notice of termination as provided in Article X, notify Buyer of the expected future date for delivery and demand in writing that Buyer shall make an election, in which case Buyer shall, within ten (10) days after such demand is delivered to Buyer, notify Builder of its termination of this Contract or acceptance of the revised future date for delivery. If the Vessel is not delivered by such revised future date for delivery, Buyer shall have the same right of termination upon the same terms and conditions as hereinabove provided. If Buyer fails to notify Builder of its termination of this Contract as specified above within such ten (10) days period, Buyer shall be deemed to have consented to the delivery of the Vessel at the future date for delivery proposed by Builder.

(d)                                 For the purpose of this Article, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account of all postponements of the Delivery Date by reason of permissible delays as defined in this Contract, is not delivered by the date upon which the delivery is required under the terms of this Contract.

2.                                      Speed:

(a)                                 The Contract Price shall not be affected or changed by reason of a deficiency in the actual speed of the Vessel, as determined on the basis of trial run, being less than three-tenths (3/10) of one (1) knot below the guaranteed speed of the Vessel at the designed draft in the conditions as set out in the Specifications.

(b)                                 If the deficiency in actual speed of the Vessel amounts to or exceeds three-tenths (3/10) of one (1) knot below the guaranteed speed of the Vessel at the design draft, any fractions less than one-tenth (1/10) of one (1) knot of deficiency shall be regarded as a full one-tenth (1/10) of a knot, the Contract Price shall be reduced as follows:

Deficiency in Actual Speed	Total Reduction

Three-tenths of a knot	USD	137,000.
Four-tenths of a knot	USD	274,000.
Five-tenths of a knot	USD	411,000.
Six-tenths of a knot	USD	548,000.
Seven-tenths of a knot	USD	685,000.
Eight-tenths of a knot	USD	822,000.

The above amounts are not cumulative.

(c)                                  If the deficiency in actual speed of the Vessel as determined during the trial run is more than nine-tenth (9/10) of one (1) full knot below the guaranteed speed of the Vessel at the designed draft, Buyer may, at its option, reject the Vessel in accordance with Article VI.4 and terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars Eight Hundred Twenty Two Thousand only (USD822,000.-).

3.                                      Fuel Consumption:

(a)                                 The Contract Price shall not be affected or changed by reason of the actual specific fuel consumption of the Vessel’s main engine, as determined by a shop trial of the engine manufacturer according to the Specifications, exceeding the guaranteed specific fuel consumption of the Vessel’s main engine, if such excess is not more than five percent (5%) of the guaranteed specific fuel consumption in the conditions as set out in the Specifications.

(b)                                 If the actual specific fuel consumption exceeds five percent (5%) over the guaranteed specific fuel consumption of the Vessel’s main engine, the Contract Price shall be reduced by the sum of United States Dollars One Hundred Twenty Thousand only (USD120,000.-) for each full one percent (1%) increase in specific fuel consumption above said five percent (5%), fractions of less than 1% shall be regarded as a full one percent (1%), up to a maximum of nine percent (9%) above the guaranteed specific fuel consumption of the Vessel’s main engine.

(c)                                  If the actual specific fuel consumption exceeds nine percent (9%) above the guaranteed specific fuel consumption of the Vessel’s main engine, Buyer may, at its option and subject to the Builder’s right to effect alterations or corrections as specified in ARTICLE V of the Contract, reject the Vessel in accordance with Article VI.4 and terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars Four Hundred Eighty Thousand only (USD480,000.-).

4.                                      Deadweight:

(a)                                 The Contract Price shall not be affected or changed by reason of a deficiency in the actual deadweight of the Vessel, being not more than Two Thousand (2,000) metric tons below the guaranteed deadweight at the scantling draft in the conditions as set out in the Specifications.

(b)                                 If the deficiency in the actual deadweight of the Vessel exceeds Two Thousand (2,000) metric tons below the guaranteed deadweight at the scantling draft, the Contract Price shall be reduced by the sum of United States Dollars One Thousand Four Hundred only (USD1,400) for each full metric ton of such deficiency in excess of Two Thousand (2,000) metric tons (but disregarding fractions of a ton) up to a maximum deficiency of Five Thousand (5,000) metric tons.

(c)                                  If the deficiency in the actual deadweight of Vessel is more than Five Thousand (5,000) metric tons below the guaranteed deadweight at the scantling draft, then, Buyer may, at its option, reject the Vessel in accordance with Article VI.4 and terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars Four Million Two Hundred Thousand only (USD4,200,000.-).

5.                                      Conclusive Pecuniary Compensation:

The liquidated damages hereunder shall be the conclusive pecuniary compensation recoverable in connection with each particular event stated herein and Builder shall not be liable for any additional compensation claimed by Buyer in relation to such particular event and its consequential events.

6.                                      Effect of Termination:

If Buyer terminates this Contract for any reason whatsoever, Buyer shall not be entitled to any liquidated damages but shall be entitled to the refund of the purchase price as per Art X.2.

ARTICLE IV.                                                                 APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.                                      Approval of Plans and Drawings:

(a)                                 Builder shall submit to Buyer three (3) copies of each of the plans and drawings, the list of which shall be mutually agreed upon between the parties hereto, for its approval. Buyer shall, within fourteen (14) days after receipt thereof, return to Builder one (1) copy of such plans and drawings with Buyer’s approval or comments (if any) written thereon.

(b)                                 If the Representative (as hereinafter defined) shall have been sent by Buyer to the Shipyard as set out in Article IV.2, Builder may submit any remaining plans and drawings to the Representative for his approval. The Representative shall, within seven (7) days after receipt thereof, return to Builder one (1) copy of such plans and drawings with his approval or comments (if any) written thereon. Approval by the Representative of the plans and drawings duly submitted to him shall be deemed to be approval by Buyer for all purposes of this Contract.

(c)                                  If the above comments made by Buyer are not clearly specified or detailed, Builder shall seek clarification and the Buyer shall have further seven (7) days to reply with such clarifications. In the absence of clarifications from the Buyer within said time, the Builder may place its own interpretation on such comments in implementing the same. In the event the plans and drawings submitted by the Builder to the Buyer or the Representative in accordance with this Article do not meet with the Buyer’s or the Representative’s approval, the matter may be submitted by either party hereto for determination pursuant to Article XIII hereof.

(d)                                 If Buyer or the Representative shall fail to return the plans and drawings to Builder within the time limit as above provided, such plans and drawings shall be deemed to have been approved or confirmed without any comment.

2.                                      Appointment of Buyer’s Representative:

Buyer shall in due time despatch to and maintain at the Shipyard, at Buyer’s own cost and expense, one or more representative(s) (the “Representative” or the “Representatives”) who shall be duly authorized in writing by Buyer to act on behalf of Buyer in connection with modifications of the Specifications, adjustment of the Contract Price and the Delivery Date, confirmation of the Production Schedule, approval of the plans and drawings, to supervise adequately the construction by the Builder of the Vessel, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfit and any other matters for which he is authorized by Buyer.

3.                                      Inspection:

The necessary tests and inspections of the Vessel, her machinery, equipment and outfit either as required by the Classification Society or by other applicable regulatory bodies or as agreed by the parties hereto, shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of Builder throughout the entire period of construction, in order to ensure that the construction of the Vessel is duly performed in accordance with this Contract and the Specifications. During construction of the Vessel the Representative shall have the right to attend such tests and inspections of the Vessel, her machinery and equipment as mutually agreed between Buyer and Builder.

Builder shall give a reasonable advance notice to the Representative of the date and place of such tests, trials and inspections which may be attended by him. Failure by the Representative to be present at such tests, trials and inspections after due notice to him as aforesaid shall be deemed to be a waiver of the Representative’s right to be present if such absence could not be avoided by the exercise of the Buyer’s Representative’s due diligence due to an incident of force majeure nature and/or unless the Buyer’s Representative gives seven (7) days advance notice of such absence. In the event that Builder needs an inspection for coating work to be made during non-working hours for smooth progress of work, the Representative shall exercise his best endeavour to attend such inspection provided that Builder has given a reasonable advance notice to the Representative

At all times when work is being done at the Shipyard until delivery of the Vessel, the Representative shall, subject to the reasonable requirements of the Shipyard’s work program and safety control, be permitted free and ready access to the Vessel, her machinery and equipment, and to any other place where work on the Vessel is being done, or materials are being processed or stored in connection with the construction of the Vessel, including the yards, workshops, stores and offices of Builder, and the premises of subcontractors of Builder, who are doing work or storing materials in connection with the Vessel’s construction.

If the Representative discovers any construction, material or workmanship which he considered not to conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give Builder a notice in writing specifying the alleged non-conformity. Upon receipt of such notice from the Representative, Builder shall correct such non-conformity, if Builder agrees to his view. Any disagreement shall be resolved in accordance with Article XIII.1.

If the Classification Society or an arbitrator enters a determination in favour of Buyer, then in such case Builder shall correct such non-conformity, or if such corrections cannot be made in time to meet the construction schedule for the Vessel, Builder shall make fair and reasonable adjustment of the Contract Price in lieu of such corrections subject to the prior written agreement of the parties. If the Classification Society or the arbitrator enters a determination in favour of Builder, then the time for delivery of the Vessel shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and Buyer shall compensate Builder for the proven direct loss and damages incurred by Builder as a result of the dispute herein referred to.

4.                                      Facilities:

Builder shall furnish the Representatives with adequate office space equipped with desks, chairs, tables, filing cabinets, book shelves, internal and external telephone extensions, international line for telefax machine and a set of personal computer, internet access, and printer at, or in the immediate vicinity of the Shipyard and shall make available the use of such other reasonable facilities as may be necessary to enable them to carry out their duties effectively, according to Builder’s practice. However, Buyer shall pay telephone and telefax charges, and shall reimburse costs and expenses for installation of telefax or external telephone lines and facilities and office equipment and furniture, if any, provided additionally.

The Builder shall provide the Buyer with any assistance that the Buyer may require in obtaining work permits, visas, resident permits and other necessary documents for the Representative and their staff.

As far as practical, the Builder shall endeavour not to arrange for inspection of the same type of subcontracting work in two different places on the same day — including at the Shipyard premises — the distance between which cannot be covered by one man in one day.

5.                                      Liability of Builder:

The Representative(s) shall at all times be deemed to be the employee(s) of Buyer and not of Builder.

Builder shall be under no liability whatsoever to Buyer, or the Representative(s) for personal injuries or death, whether or not suffered during the time when he or they are on the Vessel, or within the premises of either Builder or its subcontractors, or are otherwise engaged in and about the construction of the Vessel, unless such personal injuries or death are caused by gross negligence of Builder. Without prejudice to the foregoing, in the event that such injury or death is caused by the fault (other than gross negligence) of Builder, its employees, agents or subcontractors, Buyer shall assume the liability (if any) which Builder, its employees, agents and/or subcontractors may otherwise have had in respect of or for the relevant injury or death (as the case may be).

Buyer shall keep Builder, its employees, agents and subcontractors indemnified and harmless from and against all and any proceedings, costs, claims, expenses and liabilities whatsoever brought, caused or incurred by or in respect of personal injuries or death suffered as aforesaid by Buyer or the Representative(s), provided that Buyer shall have no obligation to keep Builder indemnified and harmless as prescribed above in respect of any such injuries or death caused by the gross negligence of Builder or any of its employees, agents or subcontractors.

6.                                      Responsibility of Buyer:

Buyer shall advise Builder in advance of the names, experiences and scope of authority of the Representative(s) and of any other information pertaining to their qualifications. If Builder shall have reasonable cause to disapprove of any of the Representative(s), it shall so advise Buyer and Buyer shall take proper action.

Buyer shall undertake and assure that Buyer’s Representative(s) shall carry out their duties hereunder in accordance with good shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost or delay in the production schedules of Builder. The Representative(s) shall abide by the work rules and regulations prevailing at the premises of Builder and its subcontractors.

Builder has the right to request Buyer to replace any Representative(s) if deemed unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. If Buyer considers that such Builder’s request is justified, Buyer shall effect such replacement as soon as conveniently arrangeable.

ARTICLE V.                                                                      MODIFICATIONS

1.                                      Modification of Specifications:

The Specifications may be modified to a minor extent by written agreement of the parties hereto, provided that such modifications will not, in Builder’s reasonable judgement, adversely affect Builder’s planning or program in relation to Builder’s other commitments, and provided, further, that Buyer shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes within seven (7) days from the receipt by Buyer of Builder’s proposal. Builder has the right to continue construction of the Vessel on the basis of the Specifications until agreement as above has been reached.

An agreement to modify this Contract or the Specifications shall be effected by an exchange of letters signed by the authorized representatives of the parties or by an addendum to this Contract and/or the Specifications.

Builder may also make minor changes to the Specifications including, but not limited to, the dimensions and characteristics of the Vessel, if found necessary to suit the Shipyard’s local conditions and facilities, the availability of materials and equipment, introduction of improved methods or otherwise, provided that Builder shall first agree with the Buyer reasonable alterations of the Contract Price, the Delivery Date and obtain Buyer’s approval, which shall not be unreasonably withheld or delayed. In the event that Buyer intends not to give such approval, Buyer shall submit the reasons for such rejection to Builder promptly (in any event within seven (7) days of receiving Builder’s request for such approval), failing which Buyer shall be deemed to have given such approval.

2.                                      Change in Class, etc.:

If after the date of this Contract, any requirements of the Classification Society, or of other rules and regulations specified in Article I.3 (or the interpretation thereof by the relevant body), to which the construction of the Vessel is required to conform, are changed by the Classification Society or other regulatory bodies authorized to make such changes, the following provisions shall apply unless a waiver of the changed requirement, rule, regulation or interpretation is obtained pursuant to Buyer’s request:

(a)                                 If the changes are compulsory for the Vessel, any of the parties hereto, upon receipt of information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and Builder shall thereupon incorporate such changes into the construction of the Vessel, provided that Buyer shall first have agreed to adjustments required by Builder in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within seven days from the receipt by Buyer of Builder’s proposal. Builder has the right to continue construction of the Vessel on the basis of the unmodified Specifications unless and until such agreement has been reached between the parties in writing.

(b)                                 If the changes are not compulsory for the Vessel, but Buyer desires to incorporate any of them into the construction of the Vessel, Buyer shall notify Builder of that intention. Builder may accept such changes, provided that such changes will not in its reasonable judgement adversely affect Builder’s planning or program in relation to Builder’s other commitments, and provided, further, that Buyer shall first have agreed to adjustments required by Builder in the Contract Price, the Delivery Date, deadweight, speed, cubic capacity and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within seven (7) days from the receipt by Buyer of Builder’s proposal.

Agreements as to any changes under this Article V.2 shall be made in the same manner as provided in Article V.1 for modifications or changes to the Specifications.

Any delay in the construction of the Vessel caused by Buyer’s delay in making a decision or agreement as above shall constitute a permissible delay under this Contract.

3.                                      Substitution of Materials:

If any of the materials or equipment required by the Specifications or otherwise under this Contract for the construction of the Vessel are in short supply or cannot be procured in time to maintain the Delivery Date of the Vessel or are unreasonably high in price as compared with prevailing international market rates, Builder may, provided that Buyer shall so agree in writing (which agreement shall not be unreasonably withheld), supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements with which the construction of the Vessel must comply. Any agreement as to substitution of materials shall be effected in the manner as provided in Article V.1. The Builder shall not be entitled to claim any extra cost if it elects to use or install substitute materials.

ARTICLE VI.                                                                 TRIALS

1.                                      Notices:

Builder shall notify Buyer tentatively at least fourteen (14) days in advance of the expected time and place of the trial run of the Vessel, and Buyer shall promptly acknowledge receipt of such notice. Such date shall be confirmed by Builder at least five (5) days in advance. However, if the trial run of the Vessel is postponed or delayed due to unreadiness of the Vessel for the trial run then a fresh notice under this Article V1.1 shall be required. If the trial run of the Vessel is postponed or delayed due to unfavourable weather conditions then no fresh notice under this Article V1.1 shall be required and the trial shall take place on the first available day thereafter that weather conditions permit.

Buyer shall have the Representative(s) and such other persons as Buyer may require in writing on board the Vessel to witness the trial run. Failure by the Representative(s) to attend the trial run of the Vessel for any reason whatsoever after due notice to Buyer as above provided shall be deemed to be a waiver by Buyer of its right to have the Representative(s) on board the Vessel at the trial run, and Builder may conduct the trial run without the Representative(s) being present, provided that a representative of the Classification Society shall be on board the Vessel for such trial run. In such case Buyer shall be obliged to accept the Vessel on the basis of a certificate of Builder, confirmed by the Classification Society, if applicable, that the Vessei, on the trial run, is found to conform to this Contract and the Specifications. In any event Builder shall promptly supply to Buyer a copy of all records of tests and trials carried out with regard to the Vessel, her machinery and equipment.

2.                                      Weather Conditions:

The trial run shall be carried out under weather conditions which are deemed favourable enough in the reasonable judgement of Builder in accordance with the Specifications. In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that weather conditions permit.

It is agreed that if during the trial run the weather should suddenly become so unfavourable that the satisfactory conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the next following favourable day, unless Buyer shall assent in writing to a request from Builder to accept the Vessel on the basis of the trial run already made before such discontinuance occurred.

Any reasonable delay in the trial run caused by unfavourable weather conditions shall be deemed a permissible delay in the delivery of the Vessel and shall operate to postpone the Delivery Date by the period of delay involved.

3.                                      How Conducted:

(a)                                 All expenses in connection with the trial run are for the account of Builder, and Builder shall provide at its own expense the necessary crew to comply with the requirements of safe navigation. The trial run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the trial run as set forth in the Specifications. The course of the trial run shall be determined by Builder. Builder shall have the right to conduct preliminary trials and to repeat any trial whatsoever as it deems necessary.

(b)                                 Notwithstanding Article Vl.3(a), lubricating oils and greases necessary for the trial run shall be supplied by Buyer at the Shipyard prior to the time advised by Builder for the conduct of tests and trials as stated in the Specifications, and Builder shall pay Buyer upon delivery of the Vessel the cost of the quantities of lubricating oils and greases consumed during the trial run at their original purchase prices. In measuring such consumed quantities, lubricating oils and greases remaining in the main engine, sump-tanks, other machinery and in pipes, stern tube and the like on the delivery of the Vessel, shall be excluded.

The quantities of lubricating oils and greases to be supplied by Buyer as aforesaid shall be in accordance with the instructions of Builder. The fuel oil as well as lubricating oils and greases shall be in accordance with the engine specifications and Buyer shall advise Builder of the suppliers’ names for lubricating oils and greases in due time, provided always that such suppliers shall be acceptable to Builder and/or the makers of all the machinery.

4.                                      Method of Acceptance or Rejection:

(a)                                 If during any sea trials any breakdowns occur entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after repairs and be valid in all respects. If such repair is temporarily made to continue sea trials, the Builder will inspect the repaired part after sea trials to assure that it complies with the

Specifications. However, if such interruption or irregular performance occurs more than two times on the same items, then such item(s) should be identified by the Builder to the Buyer as soon as practicably possible, and inspected/corrected by the Builder as soon as practicably possible. In the meantime, the inspection result, which will be final or preliminary as the case may be, should be given to the Buyer before the delivery of the Vessel.

(b)                                 As soon as practicable after satisfactory completion of the trial run, Builder shall give Buyer a written report thereon and written notice that Builder considers that the results of the trial run indicate conformity of the Vessel to this Contract and the Specifications. Buyer shall, within three (3) Business Days after receipt of such notice from Builder, notify Builder of its acceptance or rejection of the Vessel on the basis of its conformity or nonconformity with the requirements of this Contract and the Specifications.

(c)                                  If the results of the trial run indicate that the Vessel, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, then, Builder shall take the necessary steps to correct such non-conformity. Upon completion of correction of such non-conformity, Builder shall give Buyer notice thereof. Buyer shall, within three (3) days after receipt of such notice from Builder notify Builder of its acceptance or rejection of the Vessel. However, Buyer shall not be entitled to reject the Vessel by reason of any minor or insubstantial defect or non-conformity judged from the viewpoint of standard shipbuilding practice but in such case, the Builder shall not be released from its obligation to correct and/or remedy such minor or insubstantial non-conformity as far as practicable during the Warranty Period.

(d)                                 If Buyer considers that the results of the trial run indicate that the Vessel or any part or equipment thereof does not conform to this Contract and/or the Specifications, Buyer shall indicate in detail in a notice of rejection in what respect the Vessel or any part or equipment thereof, does not in its opinion conform to this Contract and/or the Specifications.

(e)                                  If Buyer fails to notify Builder in writing or telefax confirmed in writing of the acceptance or rejection of the Vessel together with the reason therefor within the period as provided in Article VI.4 (b) or (c), Buyer shall be deemed to have accepted the Vessel.

(f)                                   Builder may dispute the rejection of the Vessel by Buyer under this Article VI.4, in which case the matter shall be submitted for final decision by arbitration in accordance with Article XIII.

(g)                                  If requested by the Buyer, and such request is consistent with the constraints of the Builder and not to be unreasonably denied, the Builder at its own cost, time and risk shall give a demonstration to the Buyer’s crew how to operate the machineries and other equipment of the Vessel at the time of the trial run or between after trial run and before delivery in order for the Buyer’s crew to be familiarized with the said machineries and other equipment in accordance with the Builder’s practice.

5.                                      Effect of Acceptance:

Acceptance of the Vessel as above provided shall be final and binding so far as the conformity of the Vessel to this Contract and the Specifications is concerned, and shall preclude Buyer from refusing formal delivery of the Vessel as hereinafter provided, if Builder complies with all procedural requirements for delivery of the Vessel as provided in Article VII.

6.                                      Disposition of Surplus Consumable Stores:

Should any fuel oil, fresh water or consumable stores furnished by Builder for the trial run remain on board the Vessel at the time of delivery thereof to Buyer, Buyer agrees to buy the same from Builder at the original purchase prices thereof, and payment by Buyer shall be made upon delivery of the Vessel.

ARTICLE VII.                                                            DELIVERY DATE AND DELIVERY

1.                                      Time and Place:

(a)                                 Delivery Date and Place:

The Vessel shall be delivered safely afloat at either a berth at the Shipyard or (where such berth is unsafe or unavailable) at a suitable place at or near the Shipyard by Builder to Buyer on or before August 31, 2015 except that, in the event of delays in the construction of the Vessel or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the Vessel shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date”.

With sixty (60) days prior written notice to Buyer of its intention to deliver the Vessel early, Builder shall be entitled to deliver the Vessel to Buyer up to sixty (60) days earlier than the Delivery Date, provided that the Buyer consents to such earlier Delivery Date, with such consent not to be unreasonably withheld or delayed.

2.                                      When and How Effected:

Provided that Buyer shall have fulfilled all of its obligations under this Contract (including, but not limited to, full payment of the Contract Price and settlement of any indebtedness to Builder), delivery of the Vessel shall be duly made hereunder by Builder, and such delivery shall be evidenced by a Protocol of Delivery and Acceptance signed by the parties hereto, acknowledging delivery of the Vessel by Builder and acceptance thereof by Buyer.

3.                                      Documents to be Delivered to Buyer:

Upon delivery and acceptance of the Vessel, Builder shall deliver to Buyer the following documents which shall accompany the Protocol of Delivery and Acceptance:

(a)                                 Protocol of Trials of the Vessel made pursuant to the Specifications.

(b)                                 Protocol of Inventory of the equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)                                  Protocol of Stores of Consumable Nature referred to under Article Vl.3(b), including the original purchase price thereof.

(d)                                 Certificates including Builder’s Certificate required to be furnished upon delivery of the Vessel pursuant to this Contract and the Specifications, including:

(1)              Builder’s Certificate issued by the Builder

(2)              Classification Certificate issued by the Classification Society

(3)              Cargo Ship Safety Radio Certificate issued by the Classification Society or other assigned Authority

(4)              Cargo Ship Safety Construction Certificate issued by the Classification Society or other assigned Authority

(5)              Cargo Ship Safety Equipment Certificate issued by the Classification Society or other assigned Authority

(6)              International Load Line Certificate issued by the Classification Society

(7)              International Tonnage Certificate issued by the Classification Society or other assigned Authority

(8)              International Oil Pollution Prevention Certificate issued by the Classification Society or other assigned Authority

(9)              International Air Pollution Prevention Certificate issued by the Classification Society or other assigned Authority

(10)       International Sewage Pollution Prevention Certificate issued by the Classification Society or other assigned Authority

(11)       Suez Canal special Tonnage Certificate issued by the Classification Society or other assigned Authority

(12)       Certificate of International Convention on the Control of Harmful AFS on Ships issued by the Classification Society or other assigned Authority

(13)       Certificate of EIAPP for Main Engine and Auxiliary Engine issued by the Classification Society or other assigned Authority.

(14)       Statement of Compliance for Regulation Standard A 3.1 of MLC 2006 issued by the Classification Society

(15)       Ship Sanitation Control Exemption Certificate issued by the Korean Government

(16)       Cargo Gear Certificate corresponding to ILO forms issued by the Classification Society (Hose handling cranes, provision cranes and ER crane only)

(17)       Adjustment Certificates for magnetic compass issued by the Builder.

(18)       International energy efficiency Certificate issued by the Classification Society (SEEMP to be provided by the Owner)

(19)       Minor Certificates including Manufacturers’ Certificates and Builder’s Certificates which are normally issued for Machinery, Equipment and Outfits of the Vessel

Any other certificate required by the Classification Society and/or other relevant regulatory bodies as specified in the Specifications and/or the Plans; It is agreed that if, through no fault on the part of Builder, the classification certificate and/or other certificates are not available at the time of delivery of the Vessel, provisional certificates shall be accepted by Buyer, provided that Builder shall furnish to Buyer the formal certificates as promptly as possible after such formal certificates have been issued.

(e)                                  Declaration of Warranty of Builder that the Vessel is delivered to Buyer free and Clear of any liens, debt, charges, claims, mortgages, or other encumbrances and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Korean governmental authorities, as well as of all liabilities of Builder to its subcontractors, employees and crew, and of all liabilities arising from the operation of the Vessel in trial runs, or otherwise, prior to delivery except as otherwise provided under this

Contract.

(f)                                   Drawings and Plans pertaining to the Vessel as stipulated in the Specifications.

(g)                                  Commercial Invoice

(h)                                 Bill of Sale notarised by Builder and legalised by Builder

(i)                                     any other documents reasonably required by Buyer.

The Buyer may require the Builder by giving reasonable notice, prior to delivery, to arrange for any documents listed above to be duly notarized, where practically possible.

4.                                      Tender of Vessel:

If Buyer fails to take delivery of the Vessel after completion thereof according to this Contract and the Specifications, Builder shall have the right to tender the delivery of the Vessel to Buyer. Such tender shall be made by Builder by a notice to Buyer stating that the Vessel is tendered for delivery pursuant to Article VII.4 of the Contract.

5.                                      Title and Risk:

Subject to Article VII.4 of the Contract, the title to and risk of the Vessel shall pass to Buyer only upon delivery and acceptance thereof having been completed as stated above, and the title to and risk of the Vessel and her equipment shall remain with Builder until such delivery is effected.

6.                                      Removal of Vessel:

Buyer shall take possession of the Vessel immediately upon delivery and acceptance thereof and shall remove the Vessel from the premises of the Shipyard within three (3) days after delivery and acceptance thereof is effected. If Buyer shall not remove the Vessel from the premises of the Shipyard within the aforesaid three (3) days, then, in such event Buyer shall pay to Builder reasonable mooring charges for the Vessel.

ARTICLE VIII.                                                                DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.                                      Causes of Delay:

If at any time before the delivery of the Vessel, either the construction of the Vessel or any performance required hereunder is delayed due to Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations therefor; blockade, revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism; sabotage; strikes, lockouts or other labour disturbances outside of the control of the Builder; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other abnormal weather conditions not included in normal planning; earthquakes; tidal waves; landslides; fires, lightning, explosions, collisions or strandings; embargoes; import restrictions; shortage of materials or equipment, or delay in delivery or inability to take delivery thereof (provided that such materials and equipment at the time of ordering could reasonably be expected by Builder to be delivered in time); prolonged failure, shortage or restriction of electric current, oil or gas supplies; defects in materials, machinery or equipment which could not have been detected by Builder using reasonable care (provided same did not result from Builder’s failure to take the reasonable and necessary measures to avoid any such delay); delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of Builder, suppliers, or of or to the Vessel or any part thereof, by any causes herein described; delays in Builder’s other commitments resulting from any causes herein described which in turn delay the construction of the Vessel or Builder’s performance under this Contract; delays caused by any faulty action or omission on the part of Buyer (but without prejudice to any other rights of Builder under this Contract); any causes or accidents whatsoever beyond the control of Builder whether or not of the nature indicated by the foregoing words; then and in any such case, the Delivery Date shall be postponed for such period as the delivery of the Vessel is delayed thereby.

2.                                      Definition of Permissible Delay:

Delays on account of such causes as specified in Article VIII.1 and any other delays of a nature which under the terms of this Contract permit postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided in Article III.

3.                                      Notice of Delay:

(a)                                 As soon as practically possible, but not later than ten (10) days after the commencement of any cause of delay, on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall (if practically possible) notify Buyer of the dates, the cause of delay which has occurred and its expected duration.

(b)                                 Within ten (10) days after the ending of such cause of delay the Builder shall notify Buyer in writing of the date such cause of delay ended.

(c)                                  Builder shall also notify Buyer of the period by which the Delivery Date is postponed by reason of such cause of delay with all reasonable despatch after it has been determined. Failure by Buyer to object to Builder’s claim for postponement of the Delivery Date within fourteen (14) days after receipt by Buyer of such notice of claim shall be deemed to be a waiver by Buyer of its right to object to such postponement of the Delivery Date.

(d)                                 Failure of the Builder to notify the Buyer of any causes of delay as specified in Article VIII.1 and any other causes of delays which, under the terms of this Contract, are to be considered as permissible delays, shall preclude the Builder from claiming Force Majeure for such event.

4.                                      Right to Terminate Contract for Excessive Delay:

If the total accumulated time of all permissible delays on account of the causes specified in Article VIII.1 (but excluding delays caused by any error or omission on the part of Buyer and any other delays which under the terms of this Contract permit postponement of the Delivery Date), amounts to two hundred and ten (210) days or more, then, in such event, Buyer may terminate this Contract in accordance with the provisions of Article X. If Buyer has not served notice of termination as provided in Article X, Builder may, at any time after the said accumulated time justifying termination by Buyer has occurred, notify Buyer of the expected future date for delivery and demand in writing that Buyer shall make an election, in which case Buyer shall, within ten (10) days after such demand is delivered to Buyer, notify Builder of either its termination of this Contract or its acceptance of the revised future date for delivery specified by Builder. If the Vessel is not delivered by such revised future date, Buyer shall have the same right of termination upon the same terms and conditions as above provided. If Buyer fails to notify Builder of its termination of this Contract as specified above within such ten (10) days period, Buyer shall be deemed to have consented to the delivery of the Vessel at the revised future date for delivery.

ARTICLE IX.                                                        WARRANTY OF QUALITY

1.                                      Guarantee:

Subject to the provisions hereinafter set out, Builder undertakes (by way of post-delivery guarantee against defects in the Vessel) to remedy or replace, free of charge to Buyer, any defects in the Vessel which are due to defective design, material and/or improper workmanship on the part of Builder and/or its subcontractors, provided that the defects shall appear or be discovered during a period of twelve (12) months after the Delivery Date (the “Warranty Period”) and a written notice thereof is duly given to Builder as prescribed below. For the purpose of this Article IX, the Vessel includes her hull, machinery, equipment and gear and all other parts and equipment that are designed, manufactured, installed or furnished by the Builder and its subcontractors, but excludes material, machinery and equipment which have been supplied by or on behalf of Buyer.

Notwithstanding the above, in the event that within the guarantee period of twelve (12) months any remedies are carried out or replacements are provided by the BUILDER and/or its subcontractors, the guarantee period in respect to such repairs or replacements shall be extended for the period of twelve (12) months from the date upon which the same are carried out, provided that the total accumulated period of guarantee shall not exceed eighteen (18) months from the date of delivery of the VESSEL.

2.                                      Notice of Defects:

Buyer shall notify Builder in writing of any defects for or in respect of which claim is made under the aforesaid guarantee as promptly as possible after the discovery thereof. Buyer’s notice shall describe the nature and extent of each of the defects and contain photos of each of those defects, if possible. Builder shall in any event have no obligation whatsoever for or in respect of any defect if such notice of defect is not received by Builder in relation to that defect within ten (10) days after the first discovery thereof. Builder shall also have no obligation whatsoever for or in respect of any defect if such notice of defect is not received by Builder in relation to that effect within fifteen (15) days after expiry of the Warranty Period.

3.                                      Extent of Builder’s Responsibility:

(a)                                 Builder shall have no responsibility or liability whatsoever for or in relation to any defects in the Vessel other than the defects specified and guaranteed against in Article IX.1, and Builder shall not be liable in any circumstances whatsoever for any liability or loss other than the relevant cost of remedying the defect or any other consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earnings or demurrage directly or indirectly occasioned to Buyer by reason of the defects specified in Article IX.1 or owing to repairs or other works done to the Vessel to remedy such defects.

(b)                                 Builder shall not be responsible for any defects in any part of the Vessel which may subsequent to delivery of the Vessel have been replaced or in any way repaired by any other contractors (except those approved by Builder), nor for any defect which has been caused by omission or improper use and maintenance of the Vessel on the part of Buyer, its servants or agents or by ordinary wear and tear or by perils of the sea, rivers or navigations or by accidents or fire or by any other circumstances whatsoever beyond the control of Builder.

(c)                                  The undertakings contained in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and/or sale of the Vessel by Builder for and to Buyer.

4.                                      Remedy of Defects:

(a)                                 Builder shall remedy at its expense any defects, against which the Vessel is guaranteed under this Article by making all necessary repairs or replacements at the Builder’s nominated yard.

(b)                                 However, if it is impractical to bring the Vessel to the Shipyard, Buyer may cause the necessary repairs or replacements to be made at another place which is deemed by the Buyer with the consent of the Builder, such consent not to be unreasonably withheld, to be suitable for the purpose, provided that, in such event, Builder may forward or supply replacement parts or materials to the Vessel on CIF terms unless such forwarding or supply thereof to the Vessel would impair or delay the operation or working schedule of the Vessel.

If Buyer proposes to cause the necessary repairs or replacements to be made to Vessel at any yard or works other than the Shipyard, Buyer shall before doing so, and in any event as soon as possible, give Builder notice of the time and place where such repairs will be made. If the Vessel is not thereby delayed, nor her operation or working schedule thereby materially impaired, Builder shall have the right to verify by its own or appointed representative(s) the nature and extent of the defects complained of. Builder shall, in such case, promptly advise Buyer after such examination has been completed, of its acceptance or rejection of defects as being covered by the undertakings hereby provided.

Upon Builder’s acceptance of defects as justifying remedy under this Article IX.3.(b), or upon the final award of an arbitration so determining, Builder shall reimburse Buyer the documented expenses incurred by Buyer, but such reimbursement shall not exceed the average cost of making the same repairs or replacements at a reputable European repair yard, a reputable Singapore repair yard and a reputable Chinese repair yard. The repair yards for the reference of Builder’s compensation shall be chosen by the Buyer subject to the Builder’s prior written consent which shall not be unreasonably withheld.

(c)                                  In any case, the Vessel shall at Buyer’s risk and expense be taken to the place chosen and be kept ready in all respects for such repairs or replacements at that place and Builder shall not be responsible for towage, dockage, wharfage, port charges, and anything else incurred in Buyer’s getting and keeping the Vessel ready for such repairs and replacements.

(d)                                 Builder shall have the option to retrieve at its own cost any of the replaced equipment and parts where the defects are remedied in accordance with the provisions of this Article IX.

(e)                                  Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII.1.(b).

ARTICLE X.                                           REMEDIES OF BUYER

1.                                      Notice:

The payments made by Buyer prior to the delivery of the Vessel shall be in the nature of advances to Builder. If Buyer shall exercise its right of termination in accordance with the terms of this Contract then the Buyer shall notify the Builder of its termination under the terms of this Contract and such termination shall be effective as of the date when the notice is received by Builder.

2.                                      Refund by Builder:

Unless Builder duly contests any termination by Buyer by commencing arbitration within ten (10) working days (as defined below) of receiving a relevant notice of termination pursuant to this Contract, the Builder shall forthwith refund to Buyer the full amount of all sums paid by Buyer to Builder on account of the Vessel, provided that for this purpose the date of commencing arbitration shall be the date on which the Builder appoints an arbitrator and that the term “working day” shall mean a day which is not a public holiday (including a Saturday and a Sunday) in Seoul or London.

In such event, Builder shall pay Buyer interest at the rate of six percent (6%) per annum on the amount required herein to be refunded to Buyer, computed from the respective date following the date of receipt by Builder of each instalment or advance payment to the date of remittance of such refund to Buyer by Builder, provided, however, that if the said termination by Buyer is made under the provisions of Article VIII.4, then in such event the Builder shall not be required to pay any interest.

As security for the due performance of its obligations under this Article X, as a condition precedent to the payment of the first instalment, the Builder shall provide Buyer with a transferable irrevocable stand by letter of credit issued by Builder’s Bank, substantially in form and substance as annexed hereto, as Exhibit A, which cover the full amount of all sums paid by Buyer to Builder on account of the Vessel and any interest payable thereon, if a termination will become effective pursuant to this Article (the “Refund Guarantee”).

3.                                      Discharge of Obligations:

Upon such refundment by Builder to Buyer, all obligations, duties and liabilities of Builder under this Contract shall be forthwith completely discharged.

ARTICLE XI.                                                  REMEDIES OF BUILDER

1.                                      Definition of Default:

Buyer shall be deemed to be in default under this Contract in any of the following events:

(a)                                 if Buyer fails to pay the first, second, third or fourth Instalment to Builder on the due date for payment thereof under this Contract; or

(b)                                 if the fifth instalment is not paid in accordance with Article II.4.(b) hereof; or

(c)                                  if Buyer fails to deliver the Corporate Guarantee to Builder on the due date in accordance with the provisions of Article 11.5; or

(d)                                 if Buyer fails to take delivery of the Vessel when the Vessel is duly tendered for delivery by Builder under the provisions of Article VII; or

(e)                                  if Buyer or the Corporate Guarantor (without the prior written consent of the Builder) stops payment of its debts, or ceases to carry on its business, or is unable to pay its debts as they fall due, or enters into any arrangements with its creditors generally, or becomes insolvent, or is in liquidation or administration or subject to any other insolvency procedure in any jurisdiction, or if a receiver, manager, trustee, custodian or analogous officer is appointed in respect of all or any part of its property, undertaking or assets.

2.                                      Interest and Charges:

If Buyer shall be in default of payment of any Instalment as provided in Article XI.1 (a) and (b), Buyer shall pay interest on such Instalment at the rate of six percent (6%) per annum from the due date thereof to the date of payment of the full amount including interest to Builder. In case Buyer shall fail to take delivery of the Vessel as provided in Article XI.1(d), Buyer shall be deemed to be in default and the Builder shall notify in writing the Buyer to that effect, and the Buyer shall, upon receipt of such notification, forthwith acknowledge in writing to the Builder that such notification has been received.

In addition, Buyer shall be liable for any reasonable and documented cost and expenses incurred by Builder by reason of the occurrence of any default of Buyer or by reason of the exercise by Builder of any remedy hereunder.

3.                                      Effect of Default:

(a)                                 If any default by Buyer occurs as defined in Article XI.1(a), (b), (c), or (d) the Delivery Date shall be automatically postponed for the period of continuance of such default by Buyer and (for the avoidance of doubt) Builder shall not be obliged to pay any liquidated damages for the delay in delivery of the Vessel caused thereby.

(b)                                 If any default by Buyer as defined in Article XI.1 (a), (b), (c), or (d) continues for a period of ten (10) days, or if any default by Buyer as defined in Article XI.1(e) occurs, Builder may, at its option, terminate this Contract by giving written notice to such effect to Buyer. Upon receipt by Buyer of such written notice of termination, this Contract shall forthwith stand terminated and any of Buyer’s Supplies delivered to the Shipyard shall become part or parts of the Vessel.

In the event of such termination of this Contract, Builder shall be entitled to retain and apply any Instalment(s) paid by Buyer to Builder on account of this Contract to the recovery of Builder’s loss and damage including, but not limited to, reasonably estimated profit which Builder would have been entitled to receive if the Vessel had been completed and delivered to Buyer.

Buyer shall ensure that Buyer’s Representatives leave Builder’s yard upon the termination of the Contract.

4.                                      Sale of Vessel:

(a)                                 If Builder terminates this Contract as provided in this Article XI, Builder shall have the full right and power either to construct/complete or not to construct/complete the Vessel and the full right and power either to sell or not to sell the Vessel (in its completed or uncompleted state, as the case may be) at any stage.

Builder shall be entitled to construct the Vessel without engaging any independent construction supervisors or inspectors. If Builder engages such supervisors or inspectors, the reasonable costs of such engagement shall form part of the costs of sale which Builder is entitled to recover from Buyer.

In the event that the Builder decides to sell the Vessel in its uncompleted state or to construct/complete and sell it under a shipbuilding contract with a new purchaser, Builder shall be entitled to engage newbuilding brokers to find a suitable purchaser and/or to achieve such sale (whether by way of a new shipbuilding contract or otherwise). All and any money payable to such brokers under or in relation to such engagement and/or such sale shall constitute part of the costs of sale which Builder is entitled to recover from Buyer.

In the event that Builder sells the Vessel as described above, that part of the contract price for sale of the Vessel which corresponds to the changes (if any) made to the Specifications after the termination of the Contract shall be excluded from calculating the proceeds of the sale of the Vessel which are to be applied as prescribed below.

(b)                                 In the event of the sale of the Vessel in its completed state, the proceeds of sale received by Builder shall be applied firstly to payment of all costs and expenses attending such sale and otherwise incurred by Builder as a result of Buyer’s default, and secondly to payment of: (i) all unpaid Instalments and interest on such Instalments at the rate of six percent (6%) per annum from the respective due dates thereof to the date of application; and (ii) all and any other payment of money which Builder would have been entitled to receive from Buyer had the Contract been performed in full without being terminated.

(c)                                  In the event of the sale of the Vessel in its incomplete state, the proceeds of sale received by Builder shall be applied firstly to payment of all costs and expenses attending such sale and otherwise incurred by Builder as a result of Buyer’s default, and secondly to payment of: (i) all costs of construction of the Vessel less the Instalment(s) retained by Builder; and (ii) all and any other payment of money which Builder would have been entitled to receive from Buyer had the Contract been performed in full without being terminated.

(d)                                 In either of the above events of sale, if the proceeds of sale exceed the total amount to which such proceeds are to be applied as aforesaid, Builder shall promptly pay the excess to Buyer without interest, provided, however, that the amount of such payment to Buyer shall in no event exceed the total amount of Instalment(s) already paid by Buyer and the cost of Buyer’s Supplies, if any.

(e)                                  If the proceeds of sale are insufficient to pay such total amount payable as set out in Article XI.4(b) or (c), Buyer shall promptly pay the deficiency to Builder upon demand.

5.                                      Remedies Cumulative:

No remedy referred to in this Article XI is intended to be exclusive, but each shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy which is referred to in this Article XI, or which may otherwise be available to Builder including, without limitation, the right to terminate this Contract.

ARTICLE XII.                                                              INSURANCE

1.                                      Extent of Insurance Coverage:

From the time of launching of the Vessel until the Vessel is completed, delivered to and accepted by Buyer, Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials, equipment, appurtenances and outfit, delivered to the Shipyard for the Vessel, or built into or installed in or upon the Vessel, including Buyer’s Supplies, fully insured with first class Korean insurance companies under insurance coverage corresponding to the latest Institute of London Underwriters Clauses for Builders’ Risks.

The amount of such insurance coverage shall, up to the date of delivery of the Vessel, be in an amount at least equal to, but not limited to, the aggregate of the payments made by Buyer to Builder plus the value of Buyer’s Supplies in custody of the Shipyard, if any. The insurance referred to hereinabove shall be taken out in the name of Builder and all losses under the insurance shall be payable to Builder.

If Buyer so requests, Builder shall at Buyer’s cost procure insurance on the Vessel and all parts, materials, machinery and equipment intended therefore against other risks not provided in this Article XII.1 and shall make all arrangements to that end. The cost of such insurance shall be reimbursed to Builder by Buyer upon delivery of the Vessel.

Notwithstanding the above, Buyer shall compensate Builder for any increased cost and expense with evidence under or pursuant to any provision of this Article XII, incurred by Builder due to any Buyer’s default as specified in Article XI.

2.                                      Application of Recovered Amount:

(a)                                 Partial Loss

If the Vessel shall be damaged by any insured cause whatsoever prior to acceptance thereof by Buyer and in the further event that such damage shall not constitute an actual, constructive, arranged or compromised total loss of the Vessel, Builder shall apply the amount recovered under the insurance referred to in Article XII.1 to the repair of such damage to the Classification Society’s satisfaction and in accordance with the Specifications, and Buyer shall accept the Vessel under this Contract when completed in accordance with this Contract and the Specifications.

(b)                                 Total Loss

If the Vessel is determined to be an actual, constructive, arranged or compromised total loss, Builder shall by agreement between the parties hereto, either:

(i)                  proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance shall be applied to the reconstruction of the Vessel’s damage, provided the parties hereto shall have further agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract (including the Contract Price) as may be necessary for the completion of such reconstruction; or

(ii)               refund immediately to Buyer the amount of all Instalments paid to Builder under this Contract plus an amount equal to the value of any Buyer’s Supplies which shall have become a total loss as aforesaid without any interest, whereupon this Contract shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties towards the other shall terminate forthwith.

If the parties fail to reach all necessary agreements within two (2) months after the Vessel is determined to be an actual, constructive, arranged or compromised total loss, the provisions of Article XII.2(b) (ii) shall apply.

3.                                      Redelivery of Buyer’s Supplies:

If the Vessel shall be determined to be an actual, constructive, arranged or compromised total loss and it shall not be agreed between the parties that the Vessel be reconstructed as aforesaid, Builder shall redeliver to Buyer at the Shipyard any Buyer’s Supplies which shall not have become a total loss.

4.                                      Termination of Builder’s Obligation to Insure:

Builder’s obligations to insure the Vessel hereunder shall cease and terminate forthwith upon delivery thereof to Buyer.

ARTICLE XIII.                                                  DISPUTES AND ARBITRATION

1.                                      Proceedings:

If any dispute, controversy or difference shall arise between the parties hereto out of or in relation to or in connection with this Contract which cannot be settled by the parties themselves, it shall be resolved as follows:

(a)                                 Any dispute relating solely to technical matters concerning the construction, material or quality of work under this Contract or the Specifications may, subject to mutual agreement between the parties hereto, be referred to a suitably qualified expert who (if the parties cannot agree on his identity) shall be appointed by the President for the time being of the Royal Institution of Naval Architects, London. The said expert shall act as assessor and not an arbitrator. He shall publish his determination of the dispute in writing. Such determination shall include findings as to any required extension of the Delivery Date by reason of the dispute and may also include a finding as to payment of costs incurred in relation to or in connection with such dispute.

His determination thus published shall be final and binding on the parties.

(b)                                 All other disputes arising out of or in connection with this Contract shall be referred to arbitration in London, England before a tribunal of three arbitrators, unless the parties shall agree upon the appointment of a sole arbitrator. One arbitrator shall be appointed by Builder and another by Buyer, and the two arbitrators shall choose and appoint the third arbitrator by agreement. If the two arbitrators fail to choose and appoint the third arbitrator by agreement, either of the said two arbitrators may apply to the President for the time being of The London Maritime Arbitrators’ Association to choose and appoint the third arbitrator on behalf of the two arbitrators.

Such arbitration shall be conducted in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association for the time being in force.

The final award (interim or otherwise) of the arbitration tribunal shall be final and binding on the parties save that the parties shall have the same rights of appeal as they would be allowed to under the Arbitration Act 1996 of the United Kingdom or any re-enactment or statutory modification thereof for the time being in force.

2.                                      Alteration of Delivery of the Vessel:

In the event of reference to arbitration of any dispute or disputes arising out of matters occurring prior to delivery of the Vessel, the award by the arbitration tribunal shall include a declaration as to any postponement of the Delivery Date which the arbitration tribunal may in his/their absolute discretion deem appropriate.

3.                                      Entry in Court:

Judgement on an award by arbitrators may be entered in any court of competent jurisdiction for enforcement thereof.

ARTICLE XIV.                                                   RIGHT OF ASSIGNMENT

Neither party shall assign or transfer all or any part of its rights or obligations under this Contract to any third party without the prior written consent thereto of the other party, such consent not to be unreasonably withheld. No assignment that has been done in breach of the foregoing provisions shall be effective. Builder shall not refuse to give such consent if Buyer wishes to assign all of its rights under this Contract to a single assignee (acting as trustee or otherwise) by way of security for any loan provided to Buyer by any one or more banks or other financial institutions to finance its purchase of the Vessel hereunder. Without prejudice to the foregoing, no assignment of Buyer’s rights under this Contract shall be binding upon Builder unless notice thereof is given to Builder.

In the event of any such assignment by either party, all costs including legal and other costs incurred in relation thereto shall be borne and paid for by the assignor, and the assignor shall remain liable under this Contract to the other party to the same extent as it was prior to the making of the assignment and shall cause the assignee to observe and respect the terms thereof.

This Contract shall be binding upon the respective successors of the parties and effective for the benefit their respective assigns.

ARTICLE XV.                                                        TAXES AND DUTIES

1.                                      Taxes and Duties in Korea:

Builder shall bear and pay all taxes and duties levied or imposed in Korea in connection with the execution and/or performance of this Contract, except any taxes and duties imposed in Korea upon Buyer’s Supplies or upon the activities or personal incomes of Buyer’s employees and agents (including the Representatives and representatives of the manufacturers of Buyer’s Supplies).

2.                                      Taxes and Duties outside Korea:

Buyer shall bear and pay all taxes and duties levied or imposed outside Korea in connection with execution and/or performance of this Contract except for any taxes and duties imposed upon those items or services to be procured by Builder or its subcontractors for construction of the Vessel.

ARTICLE XVI.                                                                PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.                                      Patents, Trademarks and Copyrights:

(a)                                 Builder shall indemnify and hold harmless the Buyer against all actual claims, losses, damages and liabilities (excluding any indirect or consequential losses) for infringement of patent rights, copyrights, design rights, service marks or trademarks arising directly from the construction of the Vessel by Builder at the Shipyard and against all costs and expenses of litigation, if any (excluding Buyer’s internal costs and expenses), but such indemnity shall not extend to any claims, losses, damages and liabilities involving Buyer’s Supplies.

(b)                                 Buyer shall indemnify Builder and its subcontractors against all actual claims, losses, damages and liabilities (excluding any indirect or consequential losses) for infringement of patent rights, copyrights, design rights, service marks or trademarks arising directly from the performance by Builder of its obligations to take delivery, store, install, test and commission the Buyer’s Supplies under this Contract and against all costs and expenses of litigation, if any (excluding Builder’s internal costs and expenses).

(c)                                  Nothing contained herein shall be construed as transferring such patent, trademark, service mark or copyright covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.                                      Rights to General Plans, Specifications and Working Drawings:

(a)                                 Builder retains all rights with respect to the Specifications, plans, working drawings,

technical descriptions, calculations, test results and other data, information and all other materials and documents relating to the design and construction of the Vessel (“Design Documents”).

(b)                                 Buyer shall not use the Design Documents other than for the purposes of construction, operation, repair and maintenance of the Vessel.

(c)                                  Buyer undertakes to keep the Design Documents confidential and not to disclose the same or divulge any information contained therein directly or indirectly to any third parties, without the prior written consent of Builder, except where it is necessary for the usual operation, repair and maintenance of the Vessel. Where Buyer discloses the Design Documents to such third parties, it shall ensure that it imposes identical restrictions on such third parties as to confidentiality, use and disclosure as are imposed on Buyer herein and strictly enforce such restrictions.

(d)                                 Buyer shall indemnify Builder against all actual claims, losses, damages and liabilities (excluding any indirect or consequential losses) arising from breach by Buyer of its obligations under this Article or any failure by third parties to which it has disclosed the Design Documents to comply with their parallel obligations in accordance with the terms of confidentiality, use and disclosure set forth herein.

ARTICLE XVII.                                                  COMPLIANCE AND ANTI-BRIBERY

1.                                      Representations of the Parties:

During the term of this CONTRACT, each party certifies and represents as follows:

(a)                                 It will comply with the laws of any jurisdiction applicable to such party as it relates to this CONTRACT, including but not limited to any applicable anti-corruption and anti-bribery laws, also including, without limitation, the United States Foreign Corrupt Practices Act (“US FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”) and the anti-bribery or anti-corruption laws of South Korea as such laws may be amended from time to time.

(b)                                 In connection with this CONTRACT, it has not and will not make any payments or gifts or provide other advantages, or any offers or promises of payments or gifts or other advantages of any kind, directly or indirectly, to:

a.                   any person or entity with the intention of obtaining or retaining a business advantage for itself or the other party to this CONTRACT;

b.                   any official or member of any government or any agency or instrumentality thereof; any official or member of any public international organisation or any agency or instrumentality thereof; any or official of a political party or any candidate for political office (herein ‘public official’); or any person while knowing or reasonably suspecting that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any public official, in violation of the UK Bribery Act, the US FCPA or the laws of South Korea.

c.                    In connection with this CONTRACT, it has not and will not request, agree to accept or accept from any person or entity any payments or gifts or other advantages, or any offers or promises of payments or gifts or other advantages of any kind, directly or indirectly, as a reward or inducement to perform its obligations under this CONTRACT in any way improperly.

2.                                      Indemnification:

Each party agrees that it will fully indemnify, defend and hold harmless the other party from any claims, liabilities, damages, expenses, penalties, judgments and losses (including reasonable attorneys’ fees) assessed or resulting by reason of a breach of the representations and undertakings contained in this Article XVII to the extent permitted by law.

ARTICLE XVIII.                                             BUYER’S SUPPLIES

1.                                      Responsibility of Buyer:

(a)                                 Buyer shall, at its own risk, cost and expense, supply and deliver to Builder all of the items (including funnel mark, ship name and other information necessary for the timely construction of the Vessel) to be furnished by Buyer as set out in the specifications (“Buyer’s Supplies”) at warehouse or other storage of the Shipyard in good condition ready for installation or use in or on the Vessel, in accordance with the time schedule designated by Builder to meet the building schedule of the Vessel.

(b)                                 In order to facilitate installation or use by Builder of Buyer’s Supplies in or on the Vessel, Buyer shall furnish Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by Builder. Buyer, if so requested by Builder, shall, without any charge to Builder, cause representatives of the manufacturers of Buyer’s Supplies to assist Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments, tests and inspection thereof at the Shipyard.

(c)                                  Any and all of Buyer’s Supplies shall be subject to Builder’s reasonable right of rejection, if they are found to be unsuitable or in improper condition for installation or use. However, if so requested by Buyer, Builder may repair or adjust Buyer’s Supplies without prejudice to Builder’s other rights hereunder and without being responsible for any consequences arising therefrom. In such case, Buyer shall reimburse Builder for all costs and expenses incurred by Builder in such repair or adjustment and the Delivery Date shall be postponed for any period of delay in the construction of the Vessel caused by the making of such repair or adjustment.

(d)                                 Should Buyer fail to deliver any of Buyer’s Supplies within the time designated by Builder, the Delivery Date shall be extended for the period of such delay in delivery of Buyer’s Supplies if such delay in delivery shall affect the Vessel’s construction or the Delivery Date of the Vessel. In such event, Buyer shall be responsible for all direct losses and direct damages incurred by Builder related to the Vessel by the reason of such delay in delivery of Buyer’s Supplies and such payment shall be made upon delivery of the Vessel.

(e)                                  If delay in delivery of any of Buyer’s Supplies exceeds fifteen (15) days, then Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel, without prejudice to Builder’s other rights as hereinabove provided, and Buyer shall accept and take delivery of the Vessel as so constructed.

2.                                      Responsibility of Builder:

Builder shall be responsible for the storing and handling with reasonable care of Buyer’s Supplies after delivery thereof to the Shipyard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided, always, that Builder shall not be responsible for quality, efficiency and/or performance of any of Buyer’s Supplies and for the loss of or damage to Buyer’s Supplies caused without Builder’s wilful misconduct or gross negligence.

3.                                      Return of Buyer’s Supplies

Where under any provision of this Contract Builder shall be required either to refund the value of or to return Buyer’s Supplies to Buyer, then Builder shall lawfully discharge any such obligation by returning the Buyer’s Supplies in question FOB Okpo or, in Builder’s option by paying to Buyer the invoiced cost to Buyer of such supplies CIF Okpo.

ARTICLE XIX.                                                               REPRESENTATIVES

Buyer’s representative and address designated for the purpose of notices and other communications under this Contract shall be:

STI GLASGOW SHIPPING COMPANY Limited

Address :	c/o Scorpio Tankers Inc.
“Le Millenium”
9 Boulevard Charles III, 98000 Monaco

Attention:	Mr. Luca Forgione / Legal Department

Telephone:	+377 97 98 57 00

Telefax:	+377 97 77 83 46

Mobile	+336 80 86 99 86

Email	legal@scorpiogroup.net

unless and until Buyer notifies Builder otherwise in writing.

Builder’s representative and address designated for the purpose of notices and other communications under this Contract shall be:

Daewoo Shipbuilding & Marine Engineering Co., Ltd.

Address :	85, Da-dong, Jung-Gu,
Seoul, Republic of Korea,

Attention:	Mr. W. S. Choi / General Manager

Telephone:	+82 2 2129 0982

Telefax:	+82 2 2129 0086

Email:	wschoi1@dsme.co.kr

unless and until Builder notifies Buyer otherwise in writing.

ARTICLE XX.                                                       NOTICE AND LANGUAGE

1.                                      Notice:

Except as may be more specifically set out in any particular provision of this Contract, any and all notices, requests, demands, instructions, advices and communications in connection with this Contract shall be in writing and shall be conveyed by registered airmail, by express courier service, personally, by telefax or by email, and shall be deemed to be given at, and become effective from, the time when the same is delivered to (or in the case of a telefax or email, received at) the address of the party to be served.

2.                                      Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

3.                                      Writing:

A telefax or email message shall be deemed to be a notice “in writing” for purposes of this Contract.

ARTICLE XXI.                                     EFFECTIVE DATE OF CONTRACT

This Contract shall become effective from the date of its execution by both Buyer and Builder. However, if Builder fails to provide Buyer with Refund Guarantee referred to in Article X.2 within fourteen (14) days after the date of the Contract, then, the Contract shall automatically become null and void, unless otherwise mutually agreed in writing between the parties hereto, and the parties shall be immediately and completely discharged from all of their obligations to the other party under this Contract as though this Contract had never been entered into at all.

ARTICLE XXII.                                                          INTERPRETATION

1.                                      Laws Applicable:

This Contract shall be governed by and construed in accordance with the laws of England.

2.                                      Discrepancies:

In the event of any conflict between this Contract and the Specifications, the provisions of this Contract shall prevail. In the event of any conflict between the specifications and General Arrangement Plan, the provisions of the specifications shall prevail.

3.                                      Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.                                      Amendment:

No provision of this Contract may be amended, modified, waived or terminated except by an instrument in writing executed by each of the parties hereto.

5.                                      Headings:

The descriptive headings of Articles and Clauses herein are for convenience of reference only and are not to be used in construing or interpreting this Contract.

6.                                      Severability:

Any provision of this Contract which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

7.                                      Exclusion of the Contracts (Rights of Third Parties) Act 1999:

No provision of this Contract shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Contract.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed by their duly authorized signatories the day and year first above written.

For and on behalf of:		For and on behalf of:
STI GLASGOW SHIPPING COMPANY LIMITED		DAEWOO SHIPBUILDING &
MARINE ENGINEERING CO., LTD.

By:	/s/ Brian M. Lee	By:	/s/ Yoon Keun Jang
Name:	Brian M. Lee	Name:	Yoon Keun Jang
Title:	Secretary	Title:	Vice President

EXHIBIT A.                                                             REFUND GUARANTEE

To:	Date: [ ]

IRREVOCABLE STAND BY LETTER OF CREDIT

Gentlemen:

We hereby open our irrevocable Letter of Credit No.               in favour of                                     (herein called “Buyer”) for account of Daewoo Shipbuilding & Marine Engineering Co., Ltd., Seoul, Korea (herein called “Builder”) as follows in connection with the Shipbuilding Contract dated                    (hereinafter called the “Contract”) made by and between Buyer and the Builder for the construction and sale of one (1) 300,000 TDW Crude Oil Tanker having Builder’s Hull No. 5404 (hereinafter called the “Vessel”).

If in connection with the terms and conditions of the Contract, whether so supplemented, amended, changed or modified, the Buyer shall become entitled to a refund of the advance payments made to Builder prior to the delivery of the Vessel, we hereby irrevocably guarantee to make the repayment of the same to Buyer within ten (10) working days after demand by the Buyer together with interest thereon at the rate of six percent (6%) per annum from the date following the date of receipt by Builder of each advance payment to the date of remittance by telegraphic transfer of such refund.

This Letter of Credit shall be in force and effect from the date of Builder’s actual receipt of the first instalment or advance payment in the amount of United States Dollars                                             .

The amount of this Credit will be automatically increased upon Builder’s receipt of each successive advance payment, not more than four (4) times, each time by the amount of the advance payment plus interest thereon as provided in the Contract, but in any eventuality the amount of this Credit shall not exceed the total sum of United States Dollars                             (USD             ) plus interest thereon at the rate of six percent (6%) per annum from the date following the date of Builder’s receipt of each advance payment to the date of remittance by telegraphic transfer of the refund. If any termination of the Contract is based on delays due to Force Majeure or other causes beyond the control of Builder as specified in Article VIII of the Contract, no interest shall be payable.

This Letter of Credit is available against Buyer’s written statement stating that Buyer’s demand for refund has been made in conformity with the Contract and Builder has failed to make the refund within twenty (20) days after the Buyer’s demand. Refund shall be made to the Buyer by telegraphic transfer in United States Dollars.

This Letter of Credit shall expire and become null and void upon receipt by Buyer of the sum guaranteed hereby together with interest thereon as aforesaid or upon the execution by Buyer and Builder of the Protocol of Delivery and Acceptance of the Vessel or if the Contract is terminated due to Buyer’s default in accordance with the provisions of Article XI of the Contract, unless such default has been disputed with notice to us by Buyer within ten (10) working days of Buyer’s receipt of Builder’s written notice of termination. In any such case, this Letter of Credit shall be returned to us.

This Letter of Credit is transferable and valid until August 31, 2015, which date shall be adjusted and fixed in accordance with Article VII.1(a) of the Contract, or, in the event of delayed delivery, the expiration date of this Letter of Credit shall be extended to such time as the Vessel is delivered by Builder to Buyer in accordance with the provisions of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or Builder confirmed by an arbitrator stating that your claim to cancel or terminate the Contract or your claim for refundment thereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, this Letter of Credit shall be valid, until thirty (30) days after the final award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitrators. In such case, this Letter of Credit shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 ( hereinafter called the “UCPDC”) and to the extent not contrary to the UCPDC this Letter of Credit shall be governed by the laws of England. And any dispute arising out of or in relation to this Letter of Credit shall be determined by the High Court of England to whose non-exclusive jurisdiction we hereby agree to submit. For the purposes of any legal proceedings hereunder we hereby irrevocably appoint [                                  ] at present of [                              ] as our agents for the service of process.

Yours very truly,

For and on behalf of

Name :
Title:

EXHIBIT B.                                                             CORPORATE GUARANTEE

(CORPORATE GUARANTEE)

Daewoo Shipbuilding &

Marine Engineering Co., Ltd.

85, Da-dong, Jung-gu,

Seoul, Republic of Korea

Date: [ ]

Dear Sirs,

Hull No. [                            ]

1.                   We refer to the shipbuilding contract dated [                                               ] (as may be and may have been from time to time amended, varied and/or supplemented the “Contract”) made between (1) [                                       ] (the “Buyer”) and (2) yourselves (the “Builder”) for the construction and sale of a [                                            ] having your hull number [                     ] (the “Vessel”).

2.                   In consideration of your entering into the Contract with the Buyer and the payment to us of five United States Dollars (USD 5) and other good and valuable consideration (the receipt and sufficiency of which we hereby acknowledge), we, the undersigned, as a primary obligor and not merely as a surety, hereby irrevocably and unconditionally:-

(A)            guarantee to you the due and full performance by the Buyer of all of its obligations under the Contract including, without limitation, the taking of delivery of the Vessel and the payment by the Buyer of all amounts of whatever nature payable by it under the Contract; and

(B)            undertake within thirty (30) days upon your first written demand, including a substantiated statement that the Buyer is in default of its obligations under the Contract, to pay and/or perform our obligations under paragraph (A) above, without requesting you to take any further procedure or step against the Buyer.

3.                   We hereby expressly waive notice of any supplement, amendment, change or modification to or of the Contract that may be agreed between you and the Buyer.

4.                   This Corporate Guarantee shall remain in full force and effect from the date hereof until the delivery of the Vessel in accordance with the provisions of the Contract.

5.                   This Corporate Guarantee shall be a continuing guarantee. Our liability of under this guarantee shall not be discharged or affected by any intermediate performance of obligation or payment or settlement of account by the Buyer, any security or other indemnity now or hereafter held by you in respect thereof or of the Buyer’s obligations under the Contract, any invalidity, illegality or unenforceability of the Contract, any alteration, amendment or variation of the terms of the

Contract, any allowance of time, forbearance, forgiveness or indulgence in respect of any matter concerning the Contract or this guarantee on your part, or the insolvency, bankruptcy, winding up or analogous proceedings or re-organisation of the Buyer, or any act, omission, fact or circumstances whatsoever which might otherwise diminish or nullify in any way our obligations under this Corporate Guarantee.

6.                   All payments by us under this Corporate Guarantee shall be made within thirty (30) days upon your first written demand, including a substantiated statement that the Buyer is in default of payment of the amounts that were due under the Contract, in United States Dollars to such account as you may designate without any deduction of any present or future taxes, restrictions or conditions of any nature, or any set-off or counter-claim for any reason whatsoever. If we are required to make any deduction or withholding in respect of taxes from any payment due hereunder, the sum due from us in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, you receive (and retain, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which you would have received had no such deduction or withholding been required to be made.

7.                   Any demand or notice to be made by you hereunder shall be made in writing in the English language and shall be delivered to us in person or sent by registered airmail or by telefax addressed to us at the following address:-

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Telefax: [ ]

8.                   The benefit of this Corporate Guarantee shall not be assigned by you without our consent, such consent not to be unreasonable withheld, to any lawful assignee of the Contract and shall enure for the benefit of yourselves, your successors and assigns.

9.                   This Corporate Guarantee shall be governed by and construed in accordance with the laws of England.

10.            We hereby agree that any dispute, controversy or difference arising out of or in relation to this Corporate Guarantee shall be finally settled either (i) by proceedings in the English courts or (ii) if we so elect, by arbitration in London, England before a tribunal of three arbitrators in accordance with the United Kingdom Arbitration Act 1996 or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association (“LMAA”) for the time being in force.

Yours faithfully,

[INSERT NAME OF CORPORATE GUARANTOR]
By:
Title: